EXHIBIT 10.1

Execution Version

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of August 6, 2020, is entered into by and among Liberty Broadband Corporation, a Delaware corporation (“Parent”), GCI Liberty, Inc., a Delaware corporation (the “Company”), and each of the undersigned stockholders of Parent (each, a “Stockholder” and, together, the “Stockholders”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified, the “Merger Agreement”), dated as of the date hereof, among Parent, Grizzly Merger Sub 1, LLC, a Delaware limited liability company and direct Wholly Owned Subsidiary of Parent (“Merger LLC”), Grizzly Merger Sub 2, Inc., a Delaware corporation and direct Wholly Owned Subsidiary of Merger LLC (“Merger Sub”), and the Company, among other transactions contemplated by the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a Wholly Owned Subsidiary of Parent, and immediately thereafter the Company will be merged with and into Merger LLC (the “Upstream Merger”), with Merger LLC surviving the Upstream Merger as a direct Wholly Owned Subsidiary of Parent;

WHEREAS, in connection with the negotiation and execution of the Merger Agreement and related agreements and the transactions contemplated thereby, (a) the board of directors of Parent has established a special committee thereof consisting only of independent and disinterested directors (the “Parent Special Committee”) and (b) the board of directors of the Company has established a special committee thereof consisting only of independent and disinterested directors (the “Company Special Committee”);

WHEREAS, as of the date of this Agreement, each Stockholder owns beneficially (references herein to “beneficial owner,” “beneficial ownership” and “owns beneficially” shall have the meanings assigned to such terms under Rule 13d-3 of the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended from time to time) or of record, and, with respect to the Merger and the other transactions contemplated by the Merger Agreement, has the power to vote or direct the voting of, certain shares of Parent Series A Common Stock and Parent Series B Common Stock listed on Schedule A hereto (all such shares, the “Existing Shares”, and shares of Parent Series A Common Stock and Parent Series B Common Stock referred to collectively as the “Voting Stock”); and

WHEREAS, as a condition and inducement for Parent and the Company to enter into the Merger Agreement, Parent and the Company have required that each Stockholder, in his, her or its capacity as a stockholder of Parent, enter into this Agreement, and each Stockholder has agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

1.                  Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement.

2.                  Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate upon the earliest to occur (the “Expiration Date”) of (a) such date and time as the Merger Agreement shall have been validly terminated in accordance with Article VII thereof, (b) the Effective Time, (c) the written agreement of Parent, the Company and the Stockholders to terminate this Agreement and (d) the date of any material modification, waiver or amendment of the Merger Agreement as in effect on the date of this Agreement that adversely affects the value or tax treatment of the consideration payable to the Stockholders, or causes such consideration to include any property other than (i) Parent Series C Common Stock (and cash in lieu of fractional shares of Parent Series C Common Stock) for Company Series A Common Stock, (ii) Parent Series B Common Stock (and cash in lieu of fractional shares of Parent Series B Common Stock) for Company Series B Common Stock or (iii) Parent Preferred Stock for Company Preferred Stock, or adds new conditions or modifies any existing conditions to the consummation of the Merger that materially adversely affect any Stockholder, without the prior written consent of Malone; provided, that the representations, warranties, covenants and agreements contained in Sections 7, 8 and 9 of this Agreement will terminate at the Effective Time; provided, further, that (x) this Section 2 and Sections 10 through 26 of this Agreement shall survive any such termination, and (y) such termination shall not relieve any party of any liability or damages resulting from (1) fraud or (2) willful material breach by such party prior to termination, in each case, as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment. For purposes of this Agreement, (a) “fraud” means intentional and knowing common law fraud under Delaware law in the representations and warranties set forth in this Agreement and (b) “willful material breach” means a material breach of a party’s covenants and agreements set forth in this Agreement that is the consequence of an act or omission by a party with the knowledge that the taking of such act or failure to take such action would be a material breach of such party’s covenants or agreements.

3.                  Voting Agreement. From the date hereof until the Expiration Date (the “Support Period”), each Stockholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each postponement, recess, adjournment or continuation thereof) of the Parent Stockholders, however called, and in connection with any written consent of the Parent Stockholders, such Stockholder shall:

(a)               appear at such meeting or otherwise cause all of the Existing Shares and all other shares of Voting Stock or voting securities over which he, she or it has acquired beneficial or record ownership after the date hereof or otherwise has the power to vote or direct the voting of (including any shares of Voting Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Voting Stock or the conversion of any convertible securities, or pursuant to any other equity awards or derivative securities or otherwise over which he, she or it has the power to vote) (together with the Existing Shares, collectively, the “Shares”), which he, she or it owns or controls as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum; and

(b)               so long as there has not been a Parent Adverse Recommendation Change made by the Parent Special Committee or the Parent Board (acting at the recommendation of the Parent Special Committee) in compliance with the Merger Agreement that has not been rescinded or otherwise withdrawn, vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (i) in favor of the Stock Issuance, (ii) in favor of any proposal to adjourn or postpone such meeting of the Parent Stockholders to a later date if such adjournment or postponement is proposed in compliance with the provisions of Section 5.7(f) of the Merger Agreement, (iii) against any action or proposal in favor of any Alternative Parent Transaction, without regard to the terms of such Alternative Parent Transaction or (iv) against any action, proposal, transaction, agreement or amendment of the Parent Charter or Parent Bylaws, in each case of this clause (iv) which would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent contained in the Merger Agreement, or of any Stockholder contained in this Agreement for which the Stockholders have received prior notice from Parent or the Company that it reasonably expects that such action or proposal would result in a breach, or (B) prevent, impede, interfere with, delay, postpone, or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity directly or indirectly holding Shares for which any Stockholder serves as a partner, stockholder, trustee or in a similar capacity. To the extent any Stockholder does not have sole control of the voting determinations of such entity, such Stockholder agrees to exercise all voting rights or other voting determination rights he, she or it has in such entity to carry out the intent and purposes of his, her or its support and voting obligations in this paragraph and otherwise set forth in this Agreement. Each Stockholder represents, covenants and agrees that, (x) except for this Agreement, he, she or it has not entered into, and shall not enter into during the Support Period, any commitment, agreement, understanding or other similar arrangement with any person to vote or give instructions in any manner with respect to any Shares, including any voting agreement or voting trust and (y) except as expressly set forth herein or with respect to routine matters at an annual meeting of the Parent Stockholders, he, she or it has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to any Shares. Each Stockholder agrees not to enter into any agreement or commitment with any person the effect of which would violate, or frustrate the intent of, the provisions of this Agreement. In furtherance and not in limitation of the foregoing, but only in the event and in each case that a Stockholder fails to be counted as present or fails to vote all of such Stockholder’s Shares in accordance with this Agreement until the Expiration Date, each Stockholder hereby appoints Renee Wilm, for so long as she serves as Chief Legal Officer of Parent and the Company, or any other person acting as Chief Legal Officer of Parent and the Company and any designee thereof, and each of them individually, its proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent (and to instruct nominees or record holders to vote or act by written consent) during the Support Period with respect to any and all of such Stockholder’s Shares in accordance with this Section 3. This proxy and power of attorney are given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby agrees that this proxy and power of attorney granted by each such Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient under applicable Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder with respect to any Shares regarding the matters set forth in this Section 3. The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the bankruptcy, death or incapacity of such Stockholder.

4.                  Non-Solicitation. Each Stockholder hereby agrees, and agrees to cause his, her or its controlled Affiliates (which, for the avoidance of doubt, does not include the Company or Parent) and its and their representatives not to, take any action which, were it taken by Parent or its Representatives, would violate Section 5.5 or Section 5.6 of the Merger Agreement, it being understood that any action in compliance with Section 5.5 or Section 5.6 of the Merger Agreement shall not be deemed a breach by any Stockholder of this Section 4.

5.                  Transfer Restrictions Prior to the Merger. Each Stockholder hereby agrees that he, she or it will not, during the Support Period, without the prior written consent of Parent and the Company, (a) convert any shares of Parent Series B Common Stock into shares of Parent Series A Common Stock, (b) other than pursuant to the Merger Agreement or the Exchange Agreement, directly or indirectly, offer for sale, sell, transfer, exchange, convert, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or otherwise dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein (including by merger, by testamentary disposition, by operation of law or otherwise), including the right to vote any such Shares, as applicable (a “Transfer”); provided, that such Stockholder may Transfer Shares for estate-planning purposes (including by testamentary disposition), or to a controlled Affiliate or with respect to a trust over which such Stockholder has sole or shared investment power, to a named beneficiary, so long as the transferee, prior to the time of Transfer, agrees in a signed writing reasonably satisfactory to Parent and the Company to be bound by and comply with the provisions of this Agreement, and such Stockholder provides at least five (5) Business Days’ prior written notice (which shall include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement) to Parent and the Company, in which case such Stockholder shall remain responsible for any breach of this Agreement by such transferee, and provided, further, that the death of a Stockholder shall itself not be a Transfer of Shares so long as a Stockholder, or a controlled Affiliate of a Stockholder, continues to own such Shares as Shares covered under this Agreement and such controlled Affiliate agrees in a signed writing reasonably satisfactory to Parent and the Company to be bound by and comply with the provisions of this Agreement. Notwithstanding anything contained herein, each Stockholder will be permitted to (i) effect a bona fide pledge of Parent Series A Common Stock or Parent Series B Common Stock (including in each case any existing pledge) to any financial institution in connection with a bona fide financing transaction (a “Permitted Pledge”) (so long as such pledge does not prevent or otherwise restrict in any manner such Stockholder from voting such shares pursuant to the provisions of this Agreement prior to any default and foreclosure under the indebtedness underlying such pledge) and (ii) grant a revocable proxy with respect to routine matters at an annual meeting of the Parent Stockholders (provided such proxy does not apply with respect to any of the matters set forth in this Agreement, even if such matters are submitted to a vote at an annual meeting of the Parent Stockholders).

6.                  Representations of the Stockholders. Each Stockholder represents and warrants to Parent and the Company as follows: (a) the Stockholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and legally binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Stockholder or the performance of his, her or its obligations hereunder; (c) the execution and delivery of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law applicable to such Stockholder or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Stockholder or any of the Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Authority other than pursuant to the Exchange Act, the Securities Act and the HSR Act; (d) subject to the Permitted Pledges, the Stockholder owns beneficially and has the power to vote or direct the voting of, the Stockholder’s Shares, including the Existing Shares of such Stockholder, a complete and accurate schedule of which is set forth opposite such Stockholder’s name on Schedule A; (e) the Stockholder owns beneficially the Stockholder’s Shares, including the Existing Shares of such Stockholder, free and clear of any proxy, voting restriction, adverse claim or other Encumbrance (other than any Permitted Pledge and any restrictions created by the Transaction Documents or under applicable federal or state securities laws); and (f) the Stockholder or his, her or its advisers has read and is familiar with the terms of the Merger Agreement and the other agreements and documents contemplated herein and therein.

7.                  Representations and Warranties of Malone. Malone hereby represents and warrants that he is not aware of any fact, agreement, plan or other circumstance, and has not taken any action, which fact, agreement, plan, circumstance or action would reasonably be expected to prevent or preclude Malone from delivering the Malone Closing Representation Letter immediately prior to the Closing.

8.                  Representations of Parent and the Company.

(a)               Parent represents and warrants to each Stockholder as follows: (1) Parent has full legal right, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (2) this Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and legally binding agreement of Parent, enforceable against Parent in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by Parent or the performance of its obligations hereunder; (3) the execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law applicable to Parent or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property of Parent pursuant to, any agreement or other instrument or obligation binding upon Parent or any of its property, nor require any authorization, consent or approval of, or filing with, any Governmental Authority other than pursuant to the Exchange Act, the Securities Act or the HSR Act.

(b)               The Company represents and warrants to each Stockholder as follows: (1) the Company has full legal right, capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (2) this Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Company or the performance of its obligations hereunder; (3) the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law applicable to the Company or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property of the Company pursuant to, any agreement or other instrument or obligation binding upon the Company or any of its property, nor require any authorization, consent or approval of, or filing with, any Governmental Authority other than pursuant to the Exchange Act, the Securities Act or the HSR Act.

9.                  Certain Covenants.

(a)               Malone will cooperate with Split-Off Tax Counsel by providing appropriate representations as to factual matters on the Closing Date, including the representations in the Malone Closing Representation Letter, and immediately prior to the Closing, Malone shall execute and deliver the Malone Closing Representation Letter to Split-Off Tax Counsel; provided, however, that Malone will be deemed to satisfy his obligation under this Section 9 in the event that (x) any of Parent, the Company or Split-Off Tax Counsel withholds its consent to any material changes, updates or refinements to any representations made in the Malone Signing Representation Letter that Malone has reasonably requested to be made in the Malone Closing Representation Letter as may be reasonably necessary to reflect any changes in, or clarifications of, facts prior to Closing to the extent that similar or analogous changes, updates or refinements to representations reflecting the same changes in, or clarifications of, fact are made with respect to any other Closing Split-Off Tax Opinion Representation Letter or (y) Parent or the Company does not execute and deliver to Split-Off Tax Counsel immediately prior to Closing the Parent Closing Split-Off Tax Opinion Representation Letter or the Company Closing Split-Off Tax Opinion Representation Letter, respectively.

10.              Antitrust Filings. Parent, the Company and each Stockholder shall make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by or related to the Merger Agreement as promptly as practicable after the date of this Agreement and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be reasonably requested pursuant to the HSR Act. Prior to making any application to or filing with any Governmental Authority in connection with the transactions contemplated by or related to the Merger Agreement, each party hereto will provide the other party with any information or documents that the other party may reasonably require to prepare any such filing or application.

11.              Publicity. Each Stockholder hereby authorizes Parent and the Company to publish and disclose in any documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Company determines to be necessary or desirable in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby (including, but not limited to, in the Registration Statement, the Joint Proxy Statement or any other filing with any Governmental Authority made in connection with the Merger) such Stockholder’s identity and ownership of the Shares, this Agreement and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and such other information required in connection with such disclosure. Each Stockholder agrees to notify Parent and the Company as promptly as practicable of any inaccuracies or omissions in any information relating to the Stockholders that is so published or disclosed.

12.              Entire Agreement. This Agreement (including the schedules hereto), the Exchange Agreement and the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as provided in Section 13 with respect to Indemnified Parties, nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Parent acknowledges and agrees that, except as expressly provided herein, nothing in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

13.              Indemnification.

(a)               Parent (the “Indemnifying Party”) covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, to indemnify and hold harmless each Stockholder (and each of his or her respective successors and assigns), in each case in his or her capacity as a shareholder of Parent (each in such capacity, an “Indemnified Party”), from and against any and all Losses (as defined below) incurred in connection with, arising out of or resulting from any claims, demands, actions, proceedings or investigations (each, an “Action” and collectively, “Actions”) arising out of this Agreement or the Exchange Agreement or the performance of such Indemnified Party hereunder or thereunder (including any Actions brought by any of the stockholders, directors, officers or employees of Parent). For purposes of this Section 13, “Losses” means any loss (including disgorgement of consideration), liability, cost, damage or expense (including, without duplication, reasonable fees and expenses of counsel, accountants, consultants and other experts) related to an Action for which an Indemnified Party is entitled to indemnification pursuant to this Agreement; provided, however, that any diminution in value of Parent Capital Stock or Company Capital Stock shall not constitute a Loss.

(b)               Notwithstanding anything herein to the contrary, the Indemnifying Party will not be obligated to provide indemnity hereunder to any Indemnified Party with respect to any Losses which (x) result from such Indemnified Party’s fraud, bad faith, willful misconduct or gross negligence or (y) result from any breach of any representation and warranty of such Indemnified Party contained in this Agreement, the Exchange Agreement, the Malone Signing Representation Letter or the Malone Closing Representation Letter, or any breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement or the Exchange Agreement.

(c)               The Indemnifying Party will indemnify the Indemnified Parties pursuant to this Section 13 regardless of whether such Losses are incurred prior to or after the Effective Time. The indemnification provided pursuant to this Section 13 is in addition to, and not in derogation of, any other rights an Indemnified Party may have under applicable law, the Governance Instruments, the Parent Governance Instruments, or pursuant to any contract, agreement or arrangement (including, for the avoidance of doubt, under the Merger Agreement); provided, however, that Losses will not be duplicated. Subject to Section 13(j), if an Indemnified Party receives an indemnification payment pursuant to this Agreement and later receives insurance proceeds or other third-party recovery proceeds in respect of the related Losses, then the Indemnified Party shall promptly remit to the Indemnifying Party, amounts equal to the lesser of (x) the amount of such insurance proceeds or other third-party recovery proceeds, if any, and (y) the amount of the indemnification payment previously paid by or on behalf of the Indemnifying Party with respect to such Losses.

(d)               Promptly after the receipt by any Indemnified Party of notice with respect to any Action that is or may be subject to indemnification hereunder (each, an “Indemnifiable Claim”) (and in no event more than ten Business Days after such event), such Indemnified Party shall give written notice thereof to the Indemnifying Party, which notice will include, to the extent known, the basis for such Indemnifiable Claim and copies of any pleadings or written demands relating to such Indemnifiable Claim and, promptly following request therefor, shall provide any additional information in respect thereof that the Indemnifying Party may reasonably request; provided, that (x) any delay in giving or failure to give such notice will not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is actually prejudiced as a result of such delay in or failure to notify and (y) no such notice shall be required to be given to the Indemnifying Party to the extent that the Indemnifying Party or any of its respective Affiliates is a party to any such Indemnifiable Claim.

(e)               Subject to Section 13(f), Section 13(g), and Section 13(j), the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of any Indemnifiable Claim in respect of an Action commenced or made by a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third Party Indemnifiable Claim”) so long as, within ten Business Days after the receipt of notice of such Third Party Indemnifiable Claim from the Indemnified Party (pursuant to Section 13(d)) (or, if later, within ten Business Days of conclusion of the negotiations contemplated by Section 13(j)), the Indemnifying Party: (x) delivers a written confirmation to such Indemnified Party that the indemnification provisions of Section 13 are applicable, subject only to the limitations set forth in this Agreement, to such Third Party Indemnifiable Claim and that the Indemnifying Party will indemnify such Indemnified Party in respect of such Third Party Indemnifiable Claim to the extent required by this Section 13, and (y) notifies such Indemnified Party in writing that the Indemnifying Party will assume the control of the defense thereof. Following notification to such Indemnified Party of the assumption of the defense of such Third Party Indemnifiable Claim, the Indemnifying Party shall retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third Party Indemnifiable Claim. If the Indemnifying Party so assumes the defense of any such Third Party Indemnifiable Claim in accordance herewith, subject to the provisions of subsections (d) through (f) and subsection (j) of this Section 13, (A) the Indemnifying Party shall be entitled to exercise full control of the defense, compromise or settlement of such Third Party Indemnifiable Claim and such Indemnified Party shall cooperate (subject to the Indemnifying Party’s agreement to reimburse such Indemnified Party for all documented reasonable out-of-pocket expenses incurred by such Indemnified Party in connection with such cooperation) with the Indemnifying Party in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof (subject to the last sentence of this Section 13(e)), and (B) such Indemnified Party shall have the right to employ separate counsel selected by such Indemnified Party and to participate in (but not control) the defense, compromise or settlement thereof and the Indemnifying Party shall pay up to $1,000,000.00 (the “Separate Counsel Cap”) of the reasonable fees and expenses of one such separate counsel, and, if reasonably necessary, one local counsel. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such Action (or part thereof) for which it is entitled to indemnification and to which the Indemnifying Party has provided the written confirmation specified in clause (x) above without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). Without the prior written consent of each of the Indemnified Parties who are named in the Action subject to the Third Party Indemnifiable Claim (which consent shall not be unreasonably withheld, delayed or conditioned), the Indemnifying Party will not settle or compromise or consent to the entry of judgment with respect to any Indemnifiable Claim (or part thereof) unless such settlement, compromise or consent (x) includes an unconditional release of such Indemnified Parties, (y) does not include any admission of wrongdoing on the part of such Indemnified Parties and (z) does not enjoin or restrict in any way the future actions or conduct of such Indemnified Parties (other than in a manner consistent with the terms of the subject instruments).

(f)                Notwithstanding Section 13(e), an Indemnified Party, at the expense of the Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel (in addition to one local counsel in each applicable jurisdiction) representing the Indemnified Party), shall, subject to the last sentence of this Section 13(f), be entitled to separately control the defense, compromise or settlement of any Third Party Indemnifiable Claim (x) as to such Indemnified Party if the Indemnified Party with the opinion of external counsel shall have reasonably concluded that there exists any actual conflict of interest relating to the defense of such Action between the Indemnified Party and the Indemnifying Party and (y) subject to Section 13(j), as to which the Indemnifying Party has previously assumed control in the event the Indemnifying Party is not diligently pursuing such defense. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any Action with respect to which it controls the defense thereof pursuant to this Section 13(f) and for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(g)               In all instances under this Section 13 where the Indemnifying Party has agreed to pay the fees, costs and expenses of the Indemnified Parties, such fees, costs and expenses shall be reasonable. The parties agree to cooperate and coordinate in connection with the defense, compromise or settlement of any Indemnifiable Claims.

(h)               In addition to (but without duplication of) the Indemnified Party’s right to indemnification as set forth in this Section 13, if so requested by an Indemnified Party, the Indemnifying Party shall also advance to such Indemnified Party (within ten Business Days of such request) any and all documented reasonable out-of-pocket fees, costs and expenses incurred by an Indemnified Party in accordance with this Section 13 in connection with investigating, defending, being a witness in or participating in (including any appeal), or preparing to defend, be a witness in or participate in, any Indemnifiable Claim (other than an Indemnifiable Claim initiated by the Indemnified Party or in which the Company or Parent alleges a breach by the Indemnified Party of any representation and warranty of such Indemnified Party contained in this Agreement, the Exchange Agreement, the Malone Signing Representation Letter or the Malone Closing Representation Letter, or any breach of any covenant or agreement made or to be performed by such Indemnified Party under this Agreement or the Exchange Agreement), including, without duplication, reasonable fees and expenses of legal counsel, accountants, consultants and other experts (“Expense Advances”).

(i)                 Each Stockholder agrees that he or she will repay Expense Advances made to him or her (or paid on his or her behalf) by the Indemnifying Party pursuant to this Section 13 if it is ultimately finally determined by a court of competent jurisdiction that he or she is not entitled to be indemnified pursuant to this Section 13.

(j)                 Notwithstanding anything to the contrary herein, in the event, at any time prior to the Effective Time, an Action that is a Third Party Indemnifiable Claim under this Agreement and is also, or is consolidated with, an Action that is a Third Party Indemnifiable Claim under the voting agreement of even date herewith by and among Parent, the Company and the stockholders signatory thereto with respect to the Company Common Stock (the “Company Voting Agreement” and such Action or consolidated Actions, a “Consolidated Action” or “Consolidated Actions”), Parent, the Company and Malone shall negotiate in good faith such that (i) Parent and the Company equitably contribute to any Losses and Expense Advances that might become payable under this Agreement and the Company Voting Agreement with respect to such Consolidated Action or Consolidated Actions; provided, that, the amount (if any) contributed by each of Parent and the Company pursuant to subsection (B) of Section 13(e) of either this Agreement or the Company Voting Agreement shall be considered paid for purposes of the Separate Counsel Cap under both this Agreement and the Company Voting Agreement, without duplication, and (ii) one or both of Parent or the Company may assume control of the defense of the Indemnified Parties (but not any other Person) in such Consolidated Action or Consolidated Actions on the terms and subject to the conditions set forth herein (in the case Parent so assumes such defense) or in the Company Voting Agreement (in the case the Company so assumes such defense).

(k)               If Parent or any of its respective successors or assigns shall (i) consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties or assets to any Person (including, for the avoidance of doubt, by cancelling or otherwise eliminating all or substantially all of its properties or assets), then, in each case, Parent or any of its respective successors or assigns shall take such action as may be necessary so that such Person (and its successors and assigns) shall assume all of the applicable obligations set forth in this Section 13.

14.              Assignment. Except as provided in Section 5 of this Agreement, neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Any attempted assignment in violation of this Section 14 shall be null and void ab initio. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns and, in the event of a Stockholder’s death, such Stockholder’s heirs, executors, administrators, testamentary trustees, legatees or beneficiaries.

15.              Director/Officer. Notwithstanding anything to the contrary contained in this Agreement, each Stockholder is entering into this Agreement solely in his, her or its capacity as a beneficial owner of such Stockholder’s Shares, and nothing herein is intended to or shall limit, affect or restrict any director or officer of Parent solely in his or her capacity as a director or officer of Parent or any of its Subsidiaries (including voting on matters put to such board or any committee thereof, influencing officers, employees, agents, management or the other directors of Parent or any of its Subsidiaries and taking any action or making any statement at any meeting of such board or any committee thereof), in each case solely in his or her capacity as a director or officer of Parent or any of its Subsidiaries in the exercise of his or her fiduciary duties as a director or officer of Parent or its Subsidiaries.

16.              Further Assurances. Each party hereto agrees, from time to time, at the reasonable request of any other party hereto and without further consideration, to execute and deliver such additional consents, documents and other instruments and to take such further actions as are reasonably requested to effectuate the matters covered by this Agreement.

17.              Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the other parties would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party hereto of any covenant or obligation contained in this Agreement, in addition to any other remedy to which the other parties may be entitled (whether at law or in equity), the other parties shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and each party hereto hereby waives any defense in any action for specific performance or an injunction or other equitable relief, that a remedy at law would be adequate. Each party hereto further agrees that no party or any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party hereto irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

18.              Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. The parties hereto hereby irrevocably submit to the jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, of the United States District Court for the District of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the matters contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. The parties hereto hereby consent to and grant the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware, jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided herein or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

19.              Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via e-mail or (b) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice);

If to Parent:

Liberty Broadband Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attn: Chief Legal Officer
Email: [Separately provided]

With a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attn:    Jeffrey J. Rosen, Esq.
Michael A. Diz, Esq.
Email:   jrosen@debevoise.com
             madiz@debevoise.com

If to the Company:

GCI Liberty, Inc.
12300 Liberty Boulevard
Englewood, CO 80112
Attn: Chief Legal Officer
Email: [Separately provided]

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
2001 Ross Avenue
Suite 900
Dallas, Texas 75201-2980
Attention:  Samantha Crispin
                   Nicole Perez
Email:        samantha.crispin@bakerbotts.com
                   nicole.perez@bakerbotts.com

and with a copy to (which shall not constitute notice):

Morris, Nichols, Arsht & Tunnell LLP
1201 N Market, St #1600
Wilmington, DE 19801
Attention:     Melissa A. DiVincenzo
                     Eric S. Klinger-Wilensky
Email:           mdivincenzo@mnat.com
                      ekwilensky@mnat.com

If to the Stockholders:

John C. Malone
c/o Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
E-Mail: [Separately provided]

With a copy (which shall not constitute notice) to:

Sherman & Howard L.L.C.
633 Seventeenth Street

Suite 3000

Denver, CO 80202
Attention: Steven D. Miller and Jeffrey R. Kesselman
E-Mail:     smiller@shermanhoward.com and jkesselman@shermanhoward.com or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.

20.              Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. Upon such determination that any term or other provision is invalid, illegal, void or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

21.              Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Parent, the Company and each Stockholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

22.              Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

23.              Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

24.              Action by Parent and the Company. Actions taken under this Agreement (a) on behalf of Parent will be taken only with the approval of the Parent Special Committee (if such committee is in existence at the time such action is to be taken) and (b) on behalf of the Company will be taken only with the approval of the Company Special Committee (if such committee is in existence at the time such action is to be taken).

25.              Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When this Agreement contemplates a certain number of securities, as of a particular date, such number of securities shall be deemed to be appropriately adjusted to account for stock splits, dividends, recapitalizations, combinations of shares or other changes affecting the such securities.

26.              Expenses. Parent shall pay the reasonable out-of-pocket costs and expenses incurred by each of the Stockholders in connection with the preparation, negotiation, execution and delivery of this Agreement, including the reasonable fees, charges and disbursements of advisors, representatives and counsel for the Stockholders in connection therewith (the “Voting Agreement Fees”), and any required filing fee in connection with the filings made on behalf of the Stockholders described in this Agreement and the Merger Agreement; provided, however, that the amount of costs and expenses Parent shall pay in the aggregate for the Voting Agreement Fees shall not exceed $62,500.00. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not consummated, shall be paid by the party incurring such cost or expense.

27.              No Additional Representations. Except for the representations and warranties expressly made in this Agreement, each party hereto hereby agrees that no other party hereto makes, and each party hereto disclaims any reliance upon, any express or implied representation or warranty whatsoever with respect to the matters set forth in this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties and is effective as of the date first set forth above.

/s/ John C. Malone
John C. Malone

John C. Malone 1995 Revocable Trust

/s/ John C. Malone
John C. Malone, Trustee

Leslie A. Malone 1995 Revocable Trust

/s/ John C. Malone
John C. Malone, Trustee

Malone Family Land Foundation

/s/ John C. Malone
By:	John C. Malone
Its:	President

Malone Family Foundation

/s/ John C. Malone
By:	John C. Malone
Its:	Treasurer

John C. Malone June 2003 Charitable Remainder Unitrust

/s/ John C. Malone
John C. Malone, Trustee

[Signature page to Parent Voting Agreement]

LIBERTY BROADBAND CORPORATION

By:	/s/ Renee L. Wilm
Name: Renee L. Wilm
Title: Chief Legal Officer

GCI LIBERTY, INC.

By:	/s/ Craig Troyer
Name: Craig Troyer
Title: Senior Vice President and Assistant Secretary

[Signature page to Parent Voting Agreement]

SCHEDULE A

Stockholder Information

Stockholder	Parent Series A Common Stock	Parent Series B Common Stock
John C. Malone 1995 Revocable Trust	1,153,227	2,156,373
Leslie A. Malone 1995 Revocable Trust	25,444	57,641
Malone Family Land Foundation	62,500	0
Malone Family Foundation	27,610	0
John C. Malone June 2003 Charitable Remainder Unitrust	0	122,649

A-1